Exhibit 99.1

CONTACT:

John Ferron

Purple Communications

CFO and COO

jferron@purple.us

415-408-2340

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

PURPLE™ COMMUNICATIONS™ ANNOUNCES FOURTH QUARTER 2008 AND

YEAR END RESULTS

NOVATO, CA – March 31, 2009 – Purple Communications, Inc. (Nasdaq: PRPL), a leading provider of video and text relay services, and professional interpreting for deaf, hard-of-hearing, and speech-disabled persons, today announced results for the fourth quarter and year ended December 31, 2008. Earlier today, the Company filed with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the year ended December 31, 2008.

Total revenue for the three months ended December 31, 2008 was $34.6 million, compared to $5.2 million for the three months ended December 31, 2007. Total revenue for fiscal year 2008 was $130.1 million compared with $18.6 million for 2007. Revenue growth, both quarterly and annually over last year, was primarily attributable to the January 10, 2008 acquisitions of certain assets of the Telecommunications Relay Services (“TRS”) division of MCI Communications Services, Inc., a leading provider of relay services transactions, and Hands On Video Relay Services, Inc., a California-based provider of video relay and interpreting services; as well as Sign Language Associates, Inc. and Visual Language Interpreting, Inc., DC-based providers of community in-person interpreting services both of which the Company acquired on July 1, 2008. In addition, the Company experienced organic growth from its video relay services.

Net loss for the three months ended December 31, 2008 was approximately $3.9 million compared with a net loss of $1.3 million for the three months ended December 31, 2007. Net loss for the year ended December 31, 2008 was approximately $5.0 million compared with $3.7 million for the year ended December 31, 2007. Net loss applicable to common shareholders, when taking into account the $0.9 million of accrued preferred stock dividends, was $4.7 million or $0.53 per common share, for the three months ended December 31, 2008 compared with a net loss $1.3 million, or $0.56 per common share, for the three months ended December 31, 2007. The net loss applicable to common shareholders for the year ended December 31, 2008 was approximately $8.2 million, or $0.92 per common share, when taking into account the $3.2 million of accrued preferred stock dividends, compared with a net loss applicable to common shareholders of $3.8 million, or $1.68 per common share, when taking into account $0.1 million of accrued preferred stock dividends, for the year ended December 31, 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a non-GAAP measure, for the year ended December 31, 2008 was $20.4 million, when adjusting for approximately $3.1 million of non-cash employee compensation charges, $1.1 million of restructuring charges, and $6.0 million of integration costs related to the acquisitions as measured under the terms of the Company’s credit agreements.

Cash provided from operations for the year ended December 31, 2008 was $5.6 million, principally resulting from income from operations. Capital expenditures for the year ended December 31, 2008 were $4.8 million, used primarily to fund capacity expansion for call center operations, telecommunications infrastructure upgrades, and a new production network platform. In addition, the Company invested $7.7 million in subsequent acquisition costs, net of acquired cash for the above referenced transactions.

As of December 31, 2008, the Company had approximately $13.2 million in unrestricted cash and cash equivalents as well as $0.4 million in restricted cash. Additionally, the Company has $13.0 million of borrowing capacity under its revolving line of credit. As of December 31, 2008, the Company is in full compliance with the terms of its credit agreements.

“During the fourth quarter, we made significant progress in our integration efforts, and are on track to substantially complete integration by the end of the first quarter of 2009,” said John Ferron, Purple’s CFO and COO. “We’ve focused a significant part of our efforts on strengthening operational efficiency with new structure, processes, and systems, while also investing in our staff throughout the second half of 2008. We believe these are the right steps to enable growth and enhanced margins in 2009 as we leverage our existing cost infrastructure. We will continue to monitor our business performance and make adjustments accordingly.”

“Given the current national macro-economic environment, we are fortunate that Purple’s revenues are diversified, and that our services are critical to everyday communication for our deaf and hard of hearing customers,” said Dan Luis, Purple’s CEO. “We are well positioned to benefit from our new product and service bundled offerings and a more robust outreach and customer support organization. I am optimistic that our investment in these areas coupled with the dedication to the qualities that identify us as the employer of choice will pay off with increased market share.”

About Purple Communications, Inc.

Purple Communications, Inc., formerly known as GoAmerica, Inc. (“Purple Communications” or the “Company”), is a leading provider of video and text relay services, and professional interpreting for deaf, hard-of-hearing, and speech-impaired persons. The Company’s vision is to enable free-flowing communication between people, inclusive of differences in abilities, languages, or locations. For more information on the Company or its services, visit www.purple.us or contact Purple Communications directly by voice at 415-408-2300, by Internet relay by visiting www.i711.com or www.ip-relay.com, or by video phone by connecting to hovrs.tv.

Safe Harbor

Certain statements made in this press release are forward-looking statements that reflect management’s current outlook and are based upon current assumptions. Such forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue” or similar terms, variations of such terms or the negative of those terms that convey uncertainty of future events or outcomes. Actual results could differ materially from those projected in the forward-looking statements as a result of the following risks and uncertainties, among others: (i) our ability to integrate our acquisitions into our existing businesses and operations; (ii) our ability to respond to the rapid technological change of the telecommunications relay service (known as “TRS”) and/or wireless data industries and offer new or enhanced services; (iii) our dependence on wireline and wireless carrier networks and technology platforms supporting our relay services; (iv) our ability to respond to increased competition in the TRS and/or wireless data industries; (v) our dependence on a single-source supplier for our mobile video phone; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (viii) unanticipated expenses or liabilities or other adverse events affecting our cash flow; (ix) limitations on our ability to borrow funds and satisfy the covenants under our credit arrangements or obtain new credit arrangements or other financing, if necessary; (x) uncertainty regarding the success of the launch of our new mobile video phone product; (xi) unanticipated decreases in reimbursement rates through the federal TRS fund; (xii) uncertainties associated with changing governmental regulations and difficulties inherent in predicting the outcome of regulatory processes; (xiii) our ability to attract and retain interpreters and other key personnel and (xiv) such other risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2008. As a result of these and other factors, there can be no assurance that the results contemplated in forward-looking statements will be realized. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Purple Communications”, the “Purple Communications” logo, “i711”, and the “i711.com” logo, “Relay and Beyond”, and “Hands On VRS” are registered trademarks of Purple Communications. “i711.com”, “i711 Wireless”, “Mobile Video Phone”, and “MVP” are trademarks and service marks of Purple Communications. Other names may be trademarks of their respective owners.

Purple Communications, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$13,246	$2,368
Accounts receivable, net	15,463	1,960
Merchandise inventories, net	385	206
Prepaid expenses and other current assets	1,216	220

Total current assets	30,310	4,754
Property, equipment and leasehold improvements, net	7,674	917
Identifiable intangible assets, net	56,485	—
Goodwill	70,295	6,000
Other assets	1,217	6,627

Total assets	$165,981	$18,298

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,276	$1,285
Accrued expenses	15,087	3,623
Deferred revenue	—	94
Loans payable	—	3,532
Current portion of long term debt	400	—
Other current liabilities	190	88

Total current liabilities	17,953	8,622
Accrued preferred dividends	3,271	50
Long term debt less current portion, net of discount of $1,934 at December 31, 2008	67,266	—
Other liabilities	975	74
Stockholders equity	76,516	9,552

Total liabilities and stockholders’ equity	$165,981	$18,298

Purple Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Year ended
	2008	2007	2008	2007
Revenues	$34,645	$5,177	$130,081	$18,625
Costs and expenses:
Cost of revenues	22,709	3,199	75,577	12,666
Operating expenses	11,237	4,222	44,194	10,245
Depreciation & amortization	3,015	99	8,570	356

Total Costs and expenses	36,961	7,520	128,341	23,267

Profit/(Loss) from operations	(2,316)	(2,343)	1,740	(4,642)
Other income/(expenses):
Gain on sale of equipment	33	—	33	—
Loss on Interest rate cap agreement	(242)	—	(131)	—
Settlement gains, net	—	—	—	(162)
Net interest income and expenses	(2,217)	(155)	(7,341)	(106)

Total other income/(loss)	(2,426)	(155)	(7,439)	(268)
Loss before benefit from income taxes	(4,742)	(2,498)	(5,699)	(4,910)
Income tax benefit, net	885	1,210	683	1,210

Loss from continuing operations	(3,857)	(1,288)	(5,016)	(3,700)
Loss from discontinued operations	—	—	—	—
Net loss	(3,857)	(1,288)	(5,016)	(3,700)
Preferred Dividends	(854)	(30)	(3,221)	(50)

Net income/(loss) applicable to common stockholders	($4,711)	($1,318)	($8,237)	($3,750)

Loss per share- Basic and Diluted:
Loss from continuing operations	($0.53)	($0.56)	($0.92)	($1.68)
Loss from discontinued operations	$0.00	$0.00	$0.00	$0.00

Basis and Diluted loss per share	($0.53)	($0.56)	($0.92)	($1.68)
Weighted average shares	9,159,974	2,239,080	8,976,403	2,239,080